Exhibit 99.1
ALLEGHANY CORPORATION’S SUBSIDIARY DARWIN PROFESSIONAL UNDERWRITERS, INC. COMPLETES MERGER
     NEW YORK, NY, October 20, 2008 — Alleghany Corporation (NYSE:Y) announced today that the previously announced merger of its subsidiary Darwin Professional Underwriters, Inc. (“Darwin”) with Allied World Assurance Company Holdings, Ltd. (“Allied World”) has been completed. Under the terms of the transaction, Allied World acquired all of the issued and outstanding shares of Darwin common stock for cash consideration of $32.00 per share. The transaction resulted in aggregate proceeds to Alleghany of approximately $300 million in cash for its 9,371,096 shares of Darwin common stock, which represented approximately 55% of the issued and outstanding shares of Darwin common stock.
     Alleghany is engaged through its subsidiary Alleghany Insurance Holdings LLC (consisting of its insurance operating units RSUI Group, Inc., Capitol Transamerica Corporation, and Employers Direct Corporation) in the property and casualty insurance business.